Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330-656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330-463-6815

JO-ANN STORES ANNOUNCES NOVEMBER SALES RESULTS

HUDSON, OH—December 4, 2003 — Jo-Ann Stores, Inc. (NYSE: JAS) today reported November net sales of $180.0 million versus $181.6 million for the same period last year. November same-store sales decreased 0.2% versus a 1.9% same-store sales increase in the month of November last year.

Sales results for the month were achieved with a planned strategy to be less promotional than the prior year and the Company noted that gross margin rates for the month were significantly improved from the prior year. Selling gross margin dollars generated during the period met the Company’s planned expectations.

Year-to-date net sales increased 1.7% to $1.361 billion from $1.338 billion in the prior year. Year-to-date same-store sales increased 2.7%, versus a same-store sales increase of 7.9% for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 813 Jo-Ann Fabrics and Crafts traditional stores and 91 Jo-Ann superstores.